EXHIBIT 99.1

FORM OF

INSTRUCTIONS FOR USE OF

BIOSCRIP, INC. SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK,

OR YOUR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by BioScrip, Inc., a Delaware corporation (the “Company”), to the holders of record (the “Record Holders”) of its common stock, par value $0.0001 per share (the “Common Stock”), as described in the Company’s Prospectus, dated                    , 2015 (the “Prospectus”). Record Holders of Common Stock at 5:00 p.m., New York City time, on                    , 2015 (the “Record Date”) are receiving non-transferable subscription rights (the “Rights”) to subscribe for and purchase units (“units”) consisting of (a) an aggregate of 200,000 shares of 8.5%/11.5% Series A Convertible Preferred Stock of the Company, par value $0.0001 per share (the “Series A Preferred Stock”), (b) 576,000 Class A warrants, each full warrant to purchase one share of Common Stock at a price of $5.17 per share, and (c) 576,000 Class B warrants, each full warrant to purchase one share of Common Stock at a price of $6.45 per share. The Class A warrants and Class B warrants are collectively referred to as the “Warrants.” The shares of Series A Preferred Stock will be convertible into shares of Common Stock at a conversion price of $5.17 per share, subject to adjustment upon the occurrence of certain events. The Series A Preferred Stock and the Warrants constituting the unit will separate upon exercise of the rights.

Each Record Holder will receive one Right for every       outstanding shares of Common Stock owned of record as of the Record Date, subject to rounding adjustments up or down as described below. Fractional Rights or cash in lieu of fractional Rights will not be issued in the Rights Offering. Any Rights holder that had been entitled to receive a fractional Right consisting of at least ½ Right has been rounded up to the nearest whole Right, and any Rights holder that had been entitled to receive a fractional Right consisting of less than ½ Right has been rounded down to the nearest whole Right. If the total number of units subscribed for in the Rights Offering exceeds 200,000, then each subscribing Rights holder’s allocation of units will be reduced on a pro rata basis that results in a total subscription of 200,000 units in the Rights Offering (the “Pro Rata Reduction”).

The Rights will expire, if not exercised, by 5:00 p.m., New York City time, on                    , 2015, unless extended in the sole discretion of the Company (as so extended, the “Expiration Date”). After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) after 5:00 p.m., New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were sent. The Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Rights are evidenced by Rights certificates (the “Subscription Rights Certificates”).

Each whole Right allows the holder thereof to purchase one unit (the “Subscription Right”) at a cash price of $100.00 per share. Each unit comprises one (1) share of Series A Preferred Stock, 2.88 Class A warrants, each full warrant to purchase one share of Common Stock at a price of $5.17, and 2.88 Class B warrants, each full warrant to purchase one share of Common Stock at a price of $6.45. See “The Rights Offering—Subscription Rights” in the Prospectus. For example:

1.	Assuming no Pro Rata Reduction, if you owned 400 shares of Common Stock as of the Record Date, you would receive Rights pursuant to your Subscription Right, rounded down to the right to purchase unit in the Rights Offering pursuant to your Subscription Right.

2.	Assuming no Pro Rata Reduction, if you owned 600 shares of Common Stock as of the Record Date, you would receive Rights pursuant to your Subscription Right, rounded up to the right to purchase units in the Rights Offering pursuant to your Subscription Right.

3.	If the total number of units subscribed for in the Rights Offering totals 210,000, thus exceeding the total number of 200,000 units offered in the Rights Offering, the Pro Rata Reduction will be effected. Each subscribing Rights holder’s allocation of units will be reduced on a pro rata basis to 200,000 divided by 210,000 = 95.24% of the units each such Rights holder originally subscribed for. Therefore, if you owned 6,000 shares of Common Stock as of the Record Date, you would receive Rights pursuant to your Subscription Right, rounded down to the right to purchase units in the Rights Offering pursuant to your Subscription Right. Pursuant to the Pro Rata Reduction in this example, assuming you subscribed for all units, your allocation of units will be reduced on a pro rata basis to 95.24% x units = units, rounded down to units.

The number of Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided pursuant to the procedures described in the Prospectus.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT, BY CERTIFIED OR CASHIER’S CHECK DRAWN UPON A UNITED STATES OR CANADIAN BANK, MUST BE ACTUALLY RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE SUBSCRIPTION RIGHT, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

1.       Method of Subscription—Exercise of Rights

To exercise Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Rights, with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each unit subscribed for pursuant to the Subscription Right, to the Subscription Agent so that it will be actually received by the Subscription Agent on or prior to 5:00 p.m., New York City time, on the Expiration Date. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of units being subscribed for by cashier’s or certified check drawn upon a United States or Canadian bank payable to American Stock Transfer & Trust Company, LLC, as Subscription Agent. Please reference your Subscription Rights Certificate number on your check. Payments will be deemed to have been received by the Subscription Agent only upon receipt by the Subscription Agent of a cashier’s or certified check drawn upon a United States or Canadian bank. Personal checks will not be accepted.

The Subscription Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:

By First Class Mail, Express Mail, Overnight Courier or By Hand:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: Corporate Actions

Tel: (718) 921-8200

Telephone Number for Confirmation (Toll Free): (877) 248-6417

Delivery to any address or by a method other than those set forth above will not constitute valid delivery.

If you have any questions, require assistance regarding the method of exercising Rights or require additional copies of relevant documents, please contact the Information Agent, Georgeson Inc., by telephone or mail at:

By Telephone:

Banks, brokers and shareholders please call toll-free: (877) 278-4775

By Mail:

Georgeson Inc.

480 Washington Blvd., 26th floor

Jersey City, New Jersey 07310

When making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf.

2.         Effect of Over- and Under-Payments

If the aggregate Subscription Price paid by you is insufficient to purchase the number of units subscribed for, or if the number of units you requested is not specified in the forms, then you will be deemed to have exercised the Subscription Right to purchase units to the full extent of the payment tendered, subject to the availability of units following the Pro Rata Reduction and the elimination of fractional units.

If the aggregate Subscription Price paid by you exceeds the amount necessary to purchase the number of units for which you are entitled to subscribe (including if you are allocated fewer than all of the units for which you wished to subscribe due to the Pro Rata Reduction) or for which you have indicated an intention to subscribe (such excess being the “Subscription Excess”), then any excess Subscription Price will be returned to you by mail, without interest or penalty, as soon as practicable after the Expiration Date and after all pro rata allocations and adjustments (including the Pro Rata Reduction, if applicable) contemplated by the terms of the Rights Offering have been effected. Rights not exercised prior to the Expiration Date will expire automatically without value.

3.        Issuance of Securities

Promptly after the closing of the Rights Offering and the valid exercise of Rights pursuant to the Subscription Right, and after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected (including the Pro Rata Reduction, if applicable), the Company will deliver the securities composing the units as follows:

a.	Registered Holder. If shares of Common Stock are held in an exercising Rights holder’s name, the Company will deliver to each such exercising Rights holder a Direct Registration System book-entry statement representing the shares of Series A Preferred Stock and the Warrants that the holder purchased.

b.	Beneficial Owners. If shares of Common Stock are held for an exercising Rights holder by its broker, dealer, custodian bank or other nominee, there will be a credit to the exercising Rights holder’s account with its broker, dealer, custodian bank or other nominee, via delivery to the Depository Trust Company (the “Book-Entry Transfer Facility”) of a Direct Registration System book-entry statement representing the shares of Series A Preferred Stock and the Warrants.

See “The Rights Offering” and “Plan of Distribution” in the Prospectus.

4.      Sale, Transfer, or Assignment of Rights

Rights may not be sold, transferred, or assigned; provided, however, that Rights are transferable by operation of law (for example, the transfer of Rights to the estate of a recipient upon the recipient’s death).

5.       Commissions, Fees, and Expenses

The Company will pay all fees and expenses of the Subscription Agent and the Information Agent related to their acting in such roles in connection with the Rights Offering. The Company has also agreed to indemnify the Subscription Agent and the Information Agent from certain liabilities that they may incur in connection with the Rights Offering. However, all commissions, fees, and other expenses (including brokerage commissions and fees and transfer taxes) incurred in connection with the exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees, or expenses will be paid by the Company, the Information Agent, or the Subscription Agent.

6.      Execution

a.	Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity on behalf of a registered holder must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

b.	Signature Guarantees. If you are neither a registered holder (or signing in a representative or other fiduciary capacity on behalf of a registered holder) nor an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, your signature must be guaranteed by such an eligible institution.

7.      Method of Delivery to Subscription Agent

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of payment prior to 5:00 p.m., New York City Time, on the Expiration Date.

8.	Special Provisions Relating to the Delivery of Rights through the Depository Trust Company

In the case of Rights that are held of record through the Book-Entry Transfer Facility, exercises of the Subscription Right may be effected by instructing the Book-Entry Transfer Facility to transfer Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised and the number of units thereby subscribed for pursuant to the Subscription Right by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each unit subscribed for pursuant to the Subscription Right. See the Company’s “Letter to Stockholders Who Are Record Holders” and the “Nominee Holder Certification.”

9.       No Revocation.

Once you submit the Subscription Rights Certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. You should not exercise your Subscription Rights unless you are certain that you wish to purchase units at the subscription price of $100.00 per unit. All exercises of Subscription Rights are irrevocable, even if you learn information that you consider to be unfavorable to the exercise of your Subscription Rights.

10.      Limitation on the Purchase of Units.

You may only purchase the number of whole units consisting of shares of Series A Preferred Stock and Warrants purchasable upon exercise of the subscription privileges included in the Subscription Rights distributed to you in the Rights Offering, or purchased by you as a result of buying Subscription Rights. Accordingly, the number of units that you may purchase in the Rights Offering is limited by the number of shares of the Company’s Common Stock you held on the record date, by the number of Rights purchased by you as a result of buying Subscription Rights, by the extent to which other Record Holders exercise their Subscription Rights and whether the Pro Rata Reduction is effected, which cannot be determined prior to completion of the Rights Offering. The Company reserves the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of the Company’s counsel, be unlawful.